IDEX SERIES FUND

TO THE SHAREHOLDERS OF
CAPITAL APPRECIATION, GLOBAL, GROWTH, BALANCED AND FLEXIBLE INCOME
PORTFOLIOS



Section 270.30d-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires regulated investment companies to report on all subject matters put to the vote of shareholders and provide final results. Accordingly, Idex Management solicited a vote by the shareholders for:

Proposal 1:    Approval of a new Management and Investment
Advisory Agreement between IDEX Series Fund and Idex Management,
Inc., with respect to the Capital Appreciation, Global, Growth,
Balanced and Flexible Income Portfolios.

Proposal 2:    Approval of a new Investment Counsel Agreement
between Idex Management, Inc. and Janus Capital Corporation, with respect to the Capital Appreciation, Global, Growth, Balanced and
Flexible Income Portfolios.

At a special meeting of shareholders held on June 10, 1998, the results of the proposals were as follows:


                              Proposal 1

PORTFOLIO                            FOR   AGAINST   ABSTAIN

Capital Appreciation                 95%        1%        4%

Global                               96%        1%        3%

Growth                               92%        2%        6%

Balanced                             95%        2%        3%

Flexible Income                      93%        1%        6%



                              Proposal 2

PORTFOLIO                            FOR   AGAINST   ABSTAIN

Capital Appreciation                 95%        1%        4%

Global                               96%        1%        3%

Growth                               92%        2%        6%

Balanced                             95%        2%        3%

Flexible Income                      92%        1%        7%